Exhibit 99
[LOGO]		News Release
First Midwest Bancorp 300 Park Blvd., Suite 405 P.O. Box 459 Itasca, Illinois 60143-9768 (630) 875-7450
FOR IMMEDIATE RELEASE	CONTACT:	Barbara E. Briick (630) 875-7459 www.firstmidwest.com
	TRADED: SYMBOL:	Nasdaq FMBI
FIRST MIDWEST BANCORP APPROVES REPURCHASE OF UP TO 2.5 MILLION COMMON SHARES OR 6.25% OF OUTSTANDING - DECLARES THIRD QUARTER DIVIDEND

ITASCA, IL, AUGUST 16, 2001 - First Midwest Bancorp, Inc. (Nasdaq: FMBI) today announced that its Board of Directors has approved a new stock repurchase plan authorizing the repurchase of up to 2.5 million common shares or 6.25% of shares outstanding. In so doing, the Board rescinded the former repurchase plan under which some 550,000 shares authority remained. Effective immediately, the new plan authorizes repurchases in both open market and privately negotiated transactions and has no execution time limit. The new plan is the eighth approved in the last ten years pursuant to which to date approximately 7.2 million common shares have been repurchased at an average price of $24.11 per share representing a total repurchase investment of approximately $173 million.

The Company also announced the declaration of a quarterly cash dividend on its common stock of $0.20 per share, 11% higher than the dividend declared in third quarter 2000. The new quarterly cash dividend will be payable October 23, 2001 to shareholders of record on September 28, 2001 and represents the 75th consecutive quarterly dividend distribution dating from the Company's formation in 1983.

With assets of approximately $6 billion, First Midwest is the largest independent and one of the overall largest banking companies in the highly attractive suburban Chicago banking market. As the premier independent suburban Chicago banking company, First Midwest provides commercial banking, trust, investment management and related financial services to a broad array of customers through 71 offices located in more than 40 communities primarily in northern Illinois.

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